Subsidiaries of Bakkt Holdings, Inc.

Name of Subsidiary	Jurisdiction
Bakkt Opco Holdings, LLC	Delaware
Bakkt Trust Company LLC	New York
Bakkt Crypto Solutions, LLC	Virginia
BakktX ECN, LLC	Georgia
Bakkt, LLC	Delaware
Bakkt Trade, LLC	Virginia
Bakkt Clearing, LLC	Illinois
Bridge2Solutions, LLC	Delaware
B2S Canada, LLC	Florida
Bakkt Crypto Australia Pty Ltd	Australia
Bridge2 Solutions Canada Ltd.	Ontario, Canada
Aspire Loyalty Travel Solutions, LLC	Florida
B2S Resale, LLC	Delaware
Bakkt Brokerage, LLC	Delaware